Exhibit 99.1
The Company

We are a leading manufacturer of value-added wire and cable products for the global electric utility, electrical infrastructure, telecommunications, networking, transportation and industrial markets. We, along with our predecessors, have served various wire and cable markets for over 150 years. We hold leading positions in each of these markets due to our strong product mix, geographic coverage, customer relationships, technical expertise and Lean Six Sigma, referred to as Lean in this offering circular, strategies. We employ 7,900 associates and operate 30 plants globally with 18 in North America and 12 in Europe and Asia Pacific. We sell our products through distributors, retailers and directly to global and regional utility and telecommunications companies as well as OEM’s. As a result of our broad product offering, we believe we are able to offer our customers a single source for most of their wire and cable requirements. For the year ended December 31, 2006, we generated revenues of $3,665 million and EBITDA of $287 million.

Our Products and Services

Our operations are divided into eight reportable segments that sell into three main geographic regions:

Industry Overview and Trends

The global wire and cable market was estimated to have had $140 billion in sales in 2006 by CRU. In terms of volume, total metallic wire and cable grew at a compound annual growth rate of 4.7% from 2003 to 2006. This growth has been driven by demand for energy-related and networking cables. The energy-related cable sectors continue to benefit from increased spending by utilities in the developed world, where aging networks need to be upgraded and expanded, and investment in expanding infrastructure in the developing world. CRU estimates global wire and cable consumption will grow at an average annual rate of 3.3% through 2010. Key drivers of future growth in the wire and cable market include energy-related legislation and increased spending on infrastructure development.

Energy-Infrastructure Legislation.  The 2003 power outages in North America and Europe and recently published studies, including a study released by the North American Electric Reliability Council, suggest that upgrades to the power transmission infrastructure in North America and Europe are necessary due to insufficient maintenance and upgrades in the past. In 2005, the United States passed legislation aimed at increasing the reliability and capacity of the transmission grid. We believe this legislation has increased demand for many of our products, in particular, our bare aluminum transmission cable. Furthermore, we believe the lack of historical investment and current industry fundamentals will support increased levels of infrastructure spending in the years to come. The International Energy Agency estimates that $1.7 trillion of investment is needed for new energy production, transmission and distribution in the United States and Canada over the next 30 years.

Higher Commodity Prices Driving Infrastructure Spending.  Higher oil, base metal and other commodity prices are driving increased infrastructure spending, particularly among mining, petro-chemical and oil and gas companies, which are investing heavily in new capital projects to increase capacity and meet rising demand. This is driving increased sales of our North American and International Electrical Infrastructure products used in each of these markets.

Alternative Energy Legislation.  In 2004, the United States passed legislation which provided for the renewal of tax credits for power generation from wind. We have been working with wind farm contractors, developers and wind turbine manufacturers on key wind farm projects in the United States, Canada, Italy, Portugal and New Zealand and believe we are well positioned to benefit from increased activity in this area.

Environmentally-Friendly Legislation in Europe.  Tougher environmental requirements and a strong real estate market in Europe have led to increased demand for our low-smoke, zero-halogen residential construction cables.

The wire and cable industry is competitive, mature and cost driven. Wire and cable is relatively low value-added, higher weight (and therefore relatively expensive to transport) and often subject to regional or country specifications. We compete against a number of public and privately-held wire and cable companies in each of the geographic markets and product segments we serve. In many business segments there is little differentiation among participants from a manufacturing standpoint. Although the primary competitive factors vary somewhat across the different product categories, we believe the principal factors influencing competition are price, inventory availability, delivery time, breadth of product line, quality and customer service. The industry is highly fragmented with many participants in both the United States and worldwide; however, the industry has been undergoing consolidation in recent years.

The wire and cable industry is raw materials intensive with copper and aluminum comprising the major cost component for cable products. Changes in the cost of copper and aluminum are generally passed through to the customer, although there can be timing delays of varying lengths depending on the type of product, competitive conditions and particular customer arrangements.

Our Competitive Strengths

Global Competitor with World Class Scale.  We have achieved leading market positions in many of our business segments. With 30 production facilities located throughout North America, Europe and Asia Pacific, we are able to provide local service to customers around the globe.

Broad Product Portfolio and Customer Diversity.  We believe our product and customer diversity mitigates risks and creates sales opportunities. We sell our products under many well-established brands and we believe we have the most diversified product line of any United States wire and cable manufacturer. Our product breadth gives us the opportunity to expand our customer relationships by selling new items to existing customers. Our customers are leaders in their industries, with attractive growth prospects and favorable product mix requirements. Our products are sold through a variety of channels including electrical distributors, OEMs, and retailers in North America, Europe and Asia Pacific across a variety of markets. No single customer accounted for more than 5% of our sales in 2006.

Long Term Customer Relationships.  We have developed long standing relationships and contracts with many of our customers by providing superior customer service and leveraging our extensive product portfolio. Historically, approximately 70% of our North American Electric Utility business revenues have been under contract prior to the start of each year. Also, approximately 80% of our Telecommunications sales are from customers under long term supply arrangements. Other long term relationships are held with various retail and OEM customers and distribution partners. Many of these arrangements include provisions allowing us to mitigate the effect of volatile raw material prices. As a result, we have been able to maintain stable levels of profitability over time.

Mitigate Volatile Raw Material Costs.  Commodity costs generally comprise a significant portion of total costs and can impact profitability. We mitigate our exposure to commodity prices through contractual pass-through clauses, forward buying on firm purchase orders and frequent pricing updates. Through these initiatives, we believe that a significant amount of our revenue is hedged against commodity fluctuations.

Well Capitalized Balance Sheet.  We generate consistent cash flows through a disciplined approach to growing sales while managing costs, capital expenditures and working capital. As a result, we have produced strong free cash flow as well as increased sales and EBITDA in each year since 2004. We have successfully reduced leverage from 3.3x Net Debt to Adjusted EBITDA at December 31, 2004 to 1.5x, as of December 31, 2006.

Experienced Management Team with Proven Track Record.  Our senior management team has, on average, over 15 years of experience in the wire and cable industry with us. With strict operating discipline, we have demonstrated our ability to improve productivity, maintain customer relationships and generate cash flow through both industry and economic cycles. Additionally, our management team has successfully integrated four strategic acquisitions since 2005.

Our Business Strategies

Deliver Value-Added Products.  Our ability to develop and deliver value-added products, such as transmission and distribution energy cables, turn-key high voltage systems, complex assemblies, specialty cables for oil, gas and petrochemical applications, low smoke-zero halogen products and high-bandwidth data cable designs, is a key driver of our growth in revenue and margins.

        Strengthen and Expand Customer Relationships.  Our success in the industry is largely based on our long standing relationships with our customers and our reputation for dependable service. On average, we have had relationships with each of our top 20 customers for at least 10 years. We focus on being the “wire and cable provider of choice” for the most demanding customers by providing a diverse product line coupled with a high level of service. Additionally, we provide technical resources to solve complex customer issues and maintain inventory levels of critical products that are sufficient to meet fluctuating demands.

Continue to Increase Cash Flow.  We strive to leverage our operating systems, logistical expertise, and Lean manufacturing tools and techniques to increase margins and cash flow from operations. Driven by our Lean manufacturing programs we continue to reduce production costs through enhanced manufacturing processes and improved operating efficiencies that enhance our cash flow profile by reducing waste and minimizing investment in working capital. In 2006, our North American operations generated productivity improvements through Lean initiatives, including scrap savings, material usage reductions and reduction of labor related costs. In addition, we have implemented training and monitoring systems and procedures to maintain a safe, productive work environment, which leads to reduced costs associated with employee absences. We believe our successful implementation of these measures, and the resulting positive impact on cash flows, will continue to increase both the credit statistics and overall value of our business.

Pursue Strategic Growth Opportunities.  We intend to continue making selective acquisitions in our core product areas that strengthen our operations, enhance our economies of scale and increase our geographic diversity. Our acquisition strategy is primarily focused on Electric Utility, Electrical Infrastructure and niche industrial businesses where we believe long term trends are favorable. Since March 2005, we have successfully completed five acquisitions, which we believe enhance our presence in targeted growth markets and strengthen our existing market share.

ADJUSTED EBITDA AND OPERATING INCOME
•	The Company is providing certain supplemental EBITDA (defined as earnings before interest, taxes, depreciation and amortization), Adjusted EBITDA (defined as EBITDA excluding the impact of plant rationalizations, restructuring items and other charges), which are non-GAAP financial measures.
•	These Company-defined measures are being provided because management believes they are useful in analyzing the underlying operating performance of the business before the impact of various reorganization and other charges.
•	A reconciliation of GAAP Net Income to EBITDA, Adjusted EBITDA and Adjusted Operating Income to Reported Operating Income has been provided in this presentation for Fourth Quarter and Fiscal Year 2005 and 2006.

CAPITALIZATION

($ in Millions)		xFYE 2006
Capitalization	31-Dec-06(5)	EBITDA(5)(6)
Cash	$310.5	—
Bank Debt [1]	33.9	0.12x

Bank Debt	$33.9	0.12x

New Senior Notes	—	—
Extant Senior Notes	$285.0	1.11x
Senior Convertible Notes	355.0	2.35
Other Debt [2]	66.7	2.38

Total Debt	$740.6	2.58

Total Net Debt	430.1	2.58x

FYE2006 EBITDA	$286.8	1.50
EBITDA/Interest Expense [3,4]	7.2x
(EBITDA/CapEx5)/Interest Expense	5.4x

(1)	Revolver: undrawn domestic ABL, $253.5mm available net of Letters of Credit and other borrowing base reserves; Spanish Term Loan: $33.9mm.

(2)	ECN Cable short-term debt resulting from the August 2006 acquisition ($27.0mm); working capital lines in France; $9.0mm of Industrial Revenue Bonds and $4.3mm of Capital Leases.

(3)	The Company experienced Interest Expense of $40.00mm (FY Dec 2006).

(4)	Includes the effect of the Company’s $150 million cross currency swap.

(5)	The Company experienced CapEx costs of $71.1mm (FY Dec 2006).

(6)	See page E-5 for a reconciliation between reported and adjusted results.

GAAP RECONCILIATION

	4th Quarter		LTM
($ millions)	2005	2006	2005	2006

Net Income/(loss)	$(3.3)	$35.3	$17.2	$135.0

Adjustments to arrive at Operating Income
Income tax provision (benefit)	6.2	14.5	21.8	64.9
Interest expense, net	8.1	6.8	37.0	35.6
Other expense	0.5	0.8	0.5	0.1
Preferred dividend	17.5	0.1	22.0	0.3

Operating Income	29.0	57.5	98.5	235.9

Depreciation & Amortization	7.4	12.6	51.0	50.9

EBITDA	36.4	70.1	149.5	286.8

Adjustments to EBITDA
Closure of manufacturing plants	(0.5)	—	18.6	—
Accelerated depreciation	3.6	—	(11.1)	—
Total Adjustments	3.1	—	7.5	—

Adjusted EBITDA	$39.5	$70.1	$157.0	$286.8

INTERNATIONAL COMPANY WITH LOCAL PRESENCE
International Operations
12 plants operating in 9 countries selling regionally

North American Operations
18 plants operating and serving North America

DIVERSIFIED END MARKETS AND CUSTOMER BASE
2006 Sales By Channel ($3.7bn)
Major Customers: General Electric Company, Verizon, Qwest, The Home Depot, AT&T, Honeywell, WESCO, AutoZone, Con Edison, GraybaR, Anixter, Endesa, EDF Energy, FPL Energy, Powerbase.

INCREASING FREE CASH FLOW PROFILE
•	Increasing sales and EBITDA over the past four years.
•	Low capex leading to improved cash flow.
o	Capex~2% of sales.
•	Simultaneous deleveraging.
o	Net debt decreased from 3.6x in 2003 to 1.5x in 2006.
Adjusted EBITDA vs Capex(1)

(1)	See page E-5 for a reconciliation between reported and adjusted results.
•	Strengthening credit profile through increasing cash flow and deleveraging.

COST OF PRODUCTION ENHANCED BY LEAN INITIATIVES
•	56 Blackbelts and 153 Greenbelts as of December 2006.
•	Excellent safety record in the wire & cable industry.
•	Centrally managed sourcing allows for purchasing economies of scale and strong strategic partnerships.
•	$20-$30 million in global cost savings annually from LEAN Initiatives.

Opportunities
•	Technology

•	Throughput

•	First-time yield

•	Wellness accountability

•	Cellularization

•	Operator led process

•	Scrap

•	Tolerance

•	Substitution

•	Materials science

TRACK RECORD OF SUCCESSFUL ACQUISITIONS
•	The Company strives to expand its product profile and geographic presence.

•	Current focus is on new products supporting Mining, OGP, LSOH, MV/HV/EHV.

•	Geographic regions of India, China, Eastern Europe, Middle East and South America.

•	Our strategy is to bring operational excellence, logistics, marketing and natural synergies to deliver value from underperforming acquired companies.

•	Since 2005, we have completed the acquisition of five entities in five different geographic regions increasing our global reach and product breadth.

Timing	Target	Strategic Rationale
2007	Jiangyin Huaming Specialty Cable Co. Ltd.	Expanded specialty automotive and industrial cable product portfolio in China

2006	E.C.N. Cable Group, S.L	Expanded product offering in Europe to include overhead transmission cable

2005	Silec Cable, S.A.S.	Entered the high voltage and extra-high voltage underground system market in Europe and also expanded medium voltage and industrial cable offering throughout Europe

2005	Mexican ignition wire set business of Beru AG	Expanded automotive aftermarket capabilities in Mexico to better serve our customers’ planned growth initiatives

2005	Certain assets of Draka Comteq’s business in North America	Secured our position as the #2 provider of wire and cable to the North American electronics market

FINANCIAL PERFORMANCE
LTM Revenue(1)

(1)	See pages E-5 and E-13 for a reconciliation between reported and adjusted results.

RECONCILIATION OF REPORTED TO METALS ADJUSTED SALES

(MMs, except raw material prices)	2003				2004				2005
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Reported Sales	$352.6	$398.0	$382.5	$405.3	$478.6	$517.5	$489.3	$485.3	$554.2	$608.6	$600.5	$617.5

Copper Adjustment
Pounds of Copper Used	95.3	101.5	97.3	98.7	123.1	120.5	111.2	100.7	110.0	119.1	114.6	110.7
Average COMEX Price for Period(1)	0.80	0.79	0.84	0.97	1.28	1.27	1.33	1.44	1.53	1.60	1.78	2.08
Average COMEX Price for Most Recent Matching Quarter(2)	2.32	3.45	3.59	3.28	2.32	3.45	3.59	3.28	2.32	3.45	3.59	3.28
Cost Differential (Recent Price — Price for Period)(3)	1.52	2.66	2.75	2.31	1.04	2.18	2.26	1.83	0.79	1.86	1.82	1.20

Adjustment (Copper Used x Cost Differential)	$144.6	$270.1	$267.4	$228.1	$127.5	$262.6	$251.1	$184.7	$86.6	$221.0	$208.0	$132.9

Aluminum Adjustment
Pounds of Aluminum Used	46.8	44.4	44.7	49.9	48.3	49.5	44.4	47.3	50.5	54.8	50.6	48.6
Average Price for Period(4)	0.80	0.79	0.80	0.84	0.91	0.93	0.95	1.01	1.04	0.97	0.98	1.09
Average Price for Most Recent Matching Quarter(5)	1.25	1.37	1.28	1.38	1.25	1.37	1.28	1.38	1.25	1.37	1.28	1.38
Cost Differential (Recent Price — Price for Period)(6)	0.45	0.58	0.48	0.54	0.35	0.43	0.33	0.37	0.21	0.39	0.30	0.29

Adjustment (Aluminum Used x Cost Differential)	$21.2	$25.8	$21.7	$26.9	$16.8	$21.4	$14.9	$17.7	$10.8	$21.6	$15.4	$14.1

Total Adjustment (Copper + Aluminum)	$165.8	$295.9	$289.1	$255.0	$144.3	$284.0	$266.0	$202.4	$97.4	$242.5	$223.5	$147.0
Metals Adjusted Sales	$518.4	$693.9	$671.6	$660.3	$622.9	$801.5	$755.3	$687.7	$651.6	$851.1	$824.0	$764.5

(1)	Represents the average COMEX copper price ($/lb) during the quarter being adjusted

(2)	Represents the average COMEX copper price ($/lb) during the corresponding quarter of 2006

(3)	Represents the change in sales price per pound of copper used, if purchased at average COMEX copper prices for the corresponding quarter of 2006 and the entire differential in cost is passed through to our customers

(4)	Represents the average aluminum price ($/lb) during the quarter being adjusted

(5)	Represents the average aluminum price ($/lb) during the corresponding quarter of 2006

(6)	Represents the change in sales price per pound of aluminum used, if purchased at average aluminum prices for the corresponding quarter of 2006 and the entire differential in cost is passed through to our customers

Note:	Metals adjusted sales set forth in the table above are rounded by segment. Metals adjust numbers used elsewhere in the presentation may differ slightly from the table above due to rounding in aggregation rather than summing rounded segment data.

Adjusted LTM EBITDA(1)

(1)	See pagesE-5 and E-13 for a reconciliation between reported and adjusted results.
•	Financial performance from expanding markets, favorable demand pricing dynamics and LEAN have enabled manufacturing improvements.

CREDIT PROFILE
Debt/Adjusted LTM EBITDA(1)

(1)	See pages E-5 and E-13 for a reconciliation between reported and adjusted results.

Adjusted LTM EBITDA/LTM Net Interest(1)

(1)	See pages E-5 and E-13 for a reconciliation between reported and adjusted results.
•	Credit profile has improved, Q4 ’06 Net Leverage of 1.5x.

GROWING THE BUSINESS WHILE IMPROVING FREE CASH FLOW
Free Cash Flow(1)(2)

(1)	Free Cash Flow (FCF) defined as adjusted EBITDA minus Capex minus Increase in Working Capital.

(2)	See page E-5 for a reconciliation between reported and adjusted results.
•	General Cable has been focused on increasing EBITDA while limiting capital expenditures and closely managing working capital.

•	Free cash flow has increased more than 5x over the past four years, to $135.2mm for 2006.

GLOBAL ELECTRIC UTILITY SEGMENT OVERVIEW
Products & Market Dynamics
•	Uses full range of utility cable products.

•	Historic lack of investment will likely lead to future demand.

•	Estimated that $1.7 trillion is needed for NEW energy production, transmission, and distribution in the US and Canada alone in the next 30 years.

•	Historical bias towards rate relief changing to grid reliability.

•	Increasing international demand.
BGC Market Position and Opportunities
•	2006: Sales: $1.4bn; EBITDA Margin: 9.0%.(1)

•	Historical bias towards rate relief changing to grid reliability.

•	Geographic expansion: revenues split 56% North America, 44% International.

•	FERC establishing investment rate of return guidelines.

•	Development of higher capacity products to solve utility bottleneck issues.

(1)	See pages E-5 and E-13 for a reconciliation between reported and adjusted results.

GLOBAL ELECTRICAL INFRASTRUCTURE SEGMENT OVERVIEW
Products & Market Dynamics
•	Industrial power and construction cables.

•	Serving oil, gas, mining, petrochemical and alternative energy products.

•	Strong and growing international construction market.

•	Growth driven by niche markets.
o	Mining, oil, gas, and alternative energy.

o	Naval shipboard.

o	Transit and Armored Cables.
BGC Market Position and Opportunities
•	2006: Sales: $1.2bn; EBITDA Margin: 6.7%.(1)

•	Top three player in markets served.

•	Premium pricing for environmentally friendly cables.

•	Focused on high margin geographies including Brazil and Angola.

•	Silec acquisition synergies.

•	LEAN initiatives falling to bottom line.

(1)	See pages E-5 and E-13 for a reconciliation between reported and adjusted results.

GLOBAL COMMUNICATIONS SEGMENT OVERVIEW
Products & Market Dynamics
•	Fortune 1000 in first technology upgrade cycle since Y2K.

•	Only two major suppliers in North American telephone exchange cable market.

•	FTTX strategies influence RBOC spending patterns for copper telecom cables.

•	Enterprise technology and data center spending continuing to increase.
BGC Market Position and Opportunities
•	2006: Sales: $0.7bn; EBITDA Margin: 6.0%.(1)

•	One of two major market participants.

•	70% of telecommunications sales under long term contracts.

•	Alliance with Panduit enables access to technology and the closed market segment for premise cables.

•	Continued Movement to higher value added products.

(1)	See pages E-5 and E-13 for a reconciliation between reported and adjusted results.